Exhibit 99.1

China Gengsheng Minerals Secured $4.6 Million Fracture Proppant Contract from China National Petroleum Corporation

GONGYI, China, June 8, 2010 – China Gengsheng Minerals, Inc. (AMEX: CHGS), a leading China-based high-tech industrial materials manufacturer producing heat resistant, energy efficient materials for a variety of industrial applications, today announced that it has secured a contract with China National Petroleum Corporation (“CNPC”), with total value approximately $4.6 million, for its fracture proppant products. Product shipments under this contact and revenue recognition are expected to commence during the second quarter of 2010 and continue through the forthcoming twelve months.

“This contract marks an important milestone to establishing long lasting business relationships with State-Owned Enterprises in the oil and gas sector,” said Mr. Shunqing Zhang, Gengsheng’s Chairman and Chief Executive Officer. “As we work to enhance our leadership position in this market, growing our fracture proppant business advances our strategy to supplement our revenue stream from our core refractories product line and improve our margin profile through the sale of our higher margin proppant products. We expect demand for our fracture proppant products will continue to grow during the second half of the fiscal year, and we are working to increase our manufacturing capacity and efficiency to address increased market demand.”

CNPC is China's largest oil and gas producer and supplier, as well as one of the world's major oilfield service providers and a globally reputed contractor in engineering construction. With a presence in almost 70 countries, CNPC is seeking an even greater international role. CNPC provides energy in a profitable manner, and always attach great importance to our social and environmental responsibilities.

About China GengSheng Minerals, Inc.

China GengSheng Minerals, Inc. ("GengSheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics and fracture proppants. A market leader offering customized solutions, GengSheng sells its products primarily to the iron-and-steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, GengSheng currently has over 200 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. GengSheng conducts business through GengSheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd, Guizhou SouthEast Prefecture Co., Ltd., GengSheng New Materials Co., Ltd, and Henan GengSheng High Temperature Materials Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

To be added to the Company’s email distribution for future press releases, please send your request to gengsheng@tpg-ir.com.

Contacts:
The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
1+212-481-2050
gengsheng@tpg-ir.com

China Gengsheng Minerals, Inc.
Ms. Wendy Sun
Finance Manager and Investor Relations
+86-159-3870-8666
gswendy@gengsheng.com

Mr. Shuai Zhang
Investor Relations
gszs@gengsheng.com

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